Exhibit 99.1

Regal Entertainment Group Announces Executive Succession Plan

Mike Campbell continues as Executive Chairman,

Amy Miles Named Chief Executive Officer
Greg Dunn continues as President & Chief Operating Officer and
David Ownby Named Chief Financial Officer

Knoxville, Tennessee — May 6, 2009 — Regal Entertainment Group (NYSE: RGC), a leading motion picture exhibitor owning and operating the largest theatre circuit in the United States, today announced that Chief Executive Officer and Chairman of the Board, Mike Campbell, will transfer his CEO responsibilities to Amy Miles, currently Regal’s Chief Financial Officer.  Mike Campbell, the Company’s entrepreneurial founder, will assume the role of full-time Executive Chairman of the Board.  David Ownby, Regal’s Senior Vice President of Finance and Chief Accounting Officer will become Regal’s new Chief Financial Officer.  The new executive appointments will be effective June 30, 2009.

“Mike is an extraordinary industry and Company leader and his decision to transition his CEO duties to Amy Miles is further evidence of his strong commitment to developing key executives within the Regal organization,” stated Tom Bell, Chairman and CEO of Cousins Properties, Regal Entertainment board member and Chairman of Regal’s nominating and corporate governance committee.  “We are delighted Mike will continue to serve as Executive Chairman and believe Regal’s executive team possesses the right combination of exceptional leadership, industry experience and demonstrated accomplishment to insure the Company’s future success,” continued Bell.

“Today’s announcement is the result of several years of succession planning and I look forward to focusing full time on the strategic opportunities for Regal.  I am confident that Amy’s depth of experience and proven leadership will continue our common vision for Regal,” stated Mike Campbell, Chairman of Regal Entertainment Group.  “Turning day to day operations over to Amy and Greg Dunn, our President and Chief Operating Officer, will insure that Regal continues its highly successful strategy of superior theatre operations, balanced growth and shareholder return.  Amy and Greg have developed a very positive working relationship over the ten years that they have worked together and I look forward to continuing to work with both of them,” Campbell added.

“I am honored to assume the duties of Chief Executive Officer in such an exciting time for Regal and the theatre exhibition industry,” stated Miles.  “Mike is one of the most respected visionaries in our industry and I am excited to continue working with Mike to capitalize on future opportunities for Regal,” Miles continued.  “I am also honored to work with such an incredibly talented and high quality management team at Regal and I look forward to the successful execution of our business strategy,” Miles added.

“David Ownby is a natural selection as our new Chief Financial Officer.  David has led the finance team for the past seven years and been integral to executing Regal’s financial strategy,” Miles continued.

Executive Biographies

Amy Miles served as Regal’s Executive Vice President, Chief Financial Officer and Treasurer since March 2002.  Ms. Miles has served as the Executive Vice President, Chief Financial Officer and Treasurer of Regal Cinemas, Inc. from January 2000 to March 2002.  Prior thereto, Ms. Miles served as Senior Vice President of Finance from April 1999 to January 2000. Prior to joining Regal, Ms. Miles was a Senior Manager with Deloitte & Touche from 1998 to 1999 and served in various capacities with PricewaterhouseCoopers, LLC from 1989 to 1998.

Greg Dunn has served as Regal’s President and Chief Operating Officer since May 2005.  He previously served as Executive Vice President and Chief Operating Officer from March 2002 to May 2005.  Prior thereto, Mr. Dunn served as Executive Vice President and Chief Operating Officer of Regal Cinemas, Inc. from 1995 to March 2002 and served as Vice President of Marketing and Concessions of Regal Cinemas, Inc. from 1991 to 1995.

David Ownby served as Regal’s Senior Vice President of Finance since March 2002 and as Regal’s Chief Accounting Officer since May 2006.  Mr. Ownby served as Vice President Finance and Director of Financial Projects from October 1999 to March 2002.  Prior to joining Regal, Mr. Ownby served with Ernst & Young from September 1992 to October 1999.

About Regal Entertainment Group

Regal Entertainment Group (NYSE: RGC) is the largest motion picture exhibitor in the world. The Company’s theatre circuit, comprising Regal Cinemas, United Artists Theatres and Edwards Theatres, operates 6,782 screens in 550 locations in 39 states and the District of Columbia. Regal operates theatres in all of the top 33 and 44 of the top 50 U.S. designated market areas. We believe that the size, reach and quality of the Company’s theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations.

Additional information is available on the Company’s Web site at www.REGmovies.com.

Financial Contacts:	Media Contact:
Don De Laria	Dick Westerling
Regal Entertainment Group	Regal Entertainment Group
Vice President — Investor Relations	Senior Vice President - Marketing
865-925-9685	865-925-9539
ddelaria@regalcinemas.com	dick.westerling@REGmovies.com